Exhibit 99.2

Policy For Estimation of Common Stock Value

of

Lightstone Value Plus Real Estate Investment Trust V, Inc.

Lightstone Value Plus Real Estate Investment Trust V, Inc. (the “Company”) has adopted this policy in respect of estimating the per share value of its common stock (“ESV”) as of August 9, 2017. This policy may be amended by the Board of Directors of the Company (the “Board”) at any time in its sole discretion.

Annually the Company shall announce an ESV based on the estimated value of the Company’s assets less the estimated value of its liabilities, divided by the number of shares outstanding. Notwithstanding the foregoing, the Company may delay the announcement of an ESV if the Board determines a delay to be in the best interest of the Company. The ESV shall be determined by the Board, or a committee thereof, after consultation with LSG-BH II Advisor, LLC and a third-party valuation expert.

If the Company makes a specially designated distribution to stockholders, including from proceeds from asset dispositions, the ESV shall be reduced by the per share amount of the specially designated distribution, and the Company shall provide the ESV as adjusted in a current report on Form 8-K or any other appropriate public filing with the Securities and Exchange Commission (the “SEC”).

The Board or committee thereof will have the discretion to choose the valuation process and methodology used to determine the ESV; provided, however, the Board shall engage a third-party valuation expert to assist in the process of determining the ESV. The nature of the engagement of the third-party valuation expert may be determined by the Board or a committee thereof in its sole discretion and may be based in part on the cost of the valuation services relative to the resources and operations of the Company, including its financial condition, scale of operations and type, number and complexity of assets. The Company shall not be required to publicly release individual property value estimates or any of the data supporting the ESV, provided, however, that the Company shall comply with guidance provided by the SEC regarding disclosures related to its determination of the ESV.

The Company shall provide information regarding the ESV in its annual report on Form 10-K and may provide this information in a current report on Form 8-K or any other appropriate public filing with the SEC. The Company may also disseminate this information by a posting on the web site maintained for the Company at www.lightstonecapitalmarkets.com or by other means.

The ESV will be calculated as of a particular point in time.  The ESV will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  Other than with respect to specially designated distributions to stockholders, the ESV will not reflect developments that occur after the most recent estimated valuation date. Further, the valuations will be estimates only and may be based upon a number of estimates, assumptions and opinions that may not be or may later prove not to be accurate or complete, which could make the estimated valuations incorrect.

After the announcement of an ESV, the Company can provide no assurance of the extent to which the current ESV should be relied upon for any purpose regardless that it may be published on any statement issued by the Company or otherwise.

With respect to any ESV made pursuant to this policy, there can be no assurance that:

•	a stockholder would be able to resell his or her shares at the ESV;

•	a stockholder would ultimately realize distributions per share equal to the ESV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares would trade at the ESV on a national securities exchange; or

•	the methodologies used to estimate the ESV would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.